EXHIBIT 99.1

Altavista, VA (February 9, 2005) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of The First National Bank of Altavista (quarterly and 2004 annual consolidated results unaudited) reported today net income after taxes of $425,000 or $0.29 per basic share for the quarter ended December 31, 2004 and $1,819,000 or $1.25 per basic share for the year ended December 31, 2004 compared to net income after taxes of $446,000 or $0.31 per basic share and $1,772,000 or $1.22 per basic share for the same periods of 2003.

The 2.65% increase in net income after taxes for the year ended December 31, 2004 was driven primarily by a 4.47% increase in net interest income derived from an increase in loan volume and a lower interest cost paid on deposits. A lower provision for loan losses in 2004, reflecting fewer problem loans and low historical losses, was offset by lower fee income due to a decline in mortgage loan originations.

Profitability as measured by the Company’s return on average assets (ROA) was 0.86% for the year ended December 31, 2004, compared to 0.87% for the same period of 2003. Another key indicator of performance, the return on average equity (ROE) for the year ended December 31, 2004 was 8.33%, compared to 8.51% for the year ended December 31, 2003.

Net interest income was $7,400,000 for the year ended December 31, 2004. Net interest income was $1,874,000 for the three months ended December 31, 2004. The net interest margin increased to 3.80% for the year ended December 31, 2004 from 3.77% for the year ended December 31, 2003. The slight increase in net interest margin is due primarily to the upward repricing of the adjustable rate credits in the bank’s loan portfolio. While loan yields continued to rise, cost of funds increased in the fourth quarter slightly compressing the margin. The Company will monitor the net interest margin and will take steps accordingly to combat the further compression of the net interest margin in 2005.

Noninterest income decreased $323,000 or 12.53% for the year ended December 31, 2004 compared to the same period of 2003. Noninterest income decreased $70,000 or 11.71% when comparing the three months ended December 31, 2004 to the same period of 2003. The decreases from 2003 levels were primarily due to a 44.17% decrease in fees on sales of mortgage loans as a result of a decline in mortgage loan production in 2004.

Noninterest expense increased $163,000 or 2.42%, for the year ended December 31, 2004 compared to the same period of 2003. Noninterest expense increased $161,000 or 9.80% for the three months ended December 31, 2004 compared to the same period of 2003. The $161,000 increase for the three months ended December 31, 2004 when compared with the same period of 2003 was due mainly to $68,000 in collection expenses associated with three loans, a $51,000 increase in salary and employee benefits expense and a $48,000 increase in furniture and equipment expense. The furniture and equipment expense increase was mainly associated with depreciation expense incurred due to the opening in August 2004 of the bank’s new branch located in Forest, Virginia.

Total assets at December 31, 2004 were $219,813,000 up 6.53% from $206,344,000 at December 31, 2003. The principal components of the Company’s assets at the end of the period were $17,336,000 in cash and cash equivalents, $34,224,000 in securities and $158,846,000 in net loans. During the year ended December 31, 2004, net loans increased 7.41% or $10,963,000 from $147,883,000 at December 31, 2003. Also during the year ended December 31, 2004, securities decreased 7.77% or $2,884,000 from December 31, 2003.

Total liabilities at December 31, 2004 were $197,606,000 up from $184,909,000 at December 31, 2003, primarily as a result of an increase in demand deposits from December 31, 2003 of $3,076,000 or 18.43% and an increase in time deposits from December 31, 2003 of $12,537,000 or 11.99%.

Total stockholders’ equity at December 31, 2004 was $22,207,000 including $16,969,000 in retained earnings and $304,000 of accumulated other comprehensive income, which represents net unrealized gains on available-for-sale securities. At December 31, 2003, total stockholders’ equity was $21,435,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from two offices located in the town of Altavista and four offices located within or near the city of Lynchburg, Virginia. A new full service branch in Forest, Bedford County, Virginia opened in August 2004.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the company and may relate to the company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 12/31/2004	3 Months Ended 12/31/2003	3 Months Ended 12/31/2002
Net Interest Income	$1,874	$1,765	$1,738
Provision for Loan Losses	20	108	114
Noninterest Income	528	598	499
Noninterest Expense	1,804	1,643	1,429
Net Income	425	446	487

Income Statement Highlights	Year Ended 12/31/2004	Year Ended 12/31/2003	Year Ended 12/31/2002
Net Interest Income	$7,400	$7,083	$7,096
Provision for Loan Losses	223	470	429
Noninterest Income	2,255	2,578	1,756
Noninterest Expense	6,901	6,738	5,814
Net Income	1,819	1,772	1,886

Balance Sheet Highlights	12/31/2004	12/31/2003	12/31/2002
Net Loans	$158,846	$147,883	$129,999
Total Securities	34,224	37,108	42,731
Total Assets	219,813	206,344	199,899
Total Deposits	196,639	183,865	178,243
Stockholder’s Equity	22,207	21,435	20,372

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com